Exhibit 23.3 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-186228, No. 333-239617 and No. 333-258417) on Form S-8 and (No. 333-231879 and No. 333-239615) on Form S-3 of our reports dated May 31, 2022, with respect to the consolidated financial statements of Bristow Group Inc. and the effectiveness of internal control over financial reporting. /s/ KPMG LLP Houston, Texas May 31, 2022